Sunwin International Neutraceuticals Files 10Q/A for Q1 of Fiscal Year 2006


Fort Lauderdale, FL, September 23, 2005 (M2 PRESSWIRE) - Sunwin International Neutraceuticals, Inc. (OTCBB: SUWN), an industry leader in the production and distribution of Chinese herbs, veterinary medicines and low calorie natural sweetener (Stevia) in China, has filed a Form 10-QSB/A for the quarter ended July 31, 2005. The Form 10-QSB/A has been filed to correct the issued and outstanding shares as 44,032,276, instead of 46,027,276 as reported in the previous 10Q.

Furthermore Sunwin would like to clarify earlier communications regarding financial performance. The Company recorded revenues of $3.171 million for the quarter ended July 31, 2005; this represents a 4% decrease from the $3.299 million recorded for the same period in fiscal 2005. Net income surged to approximately $255,000 a 165% increase over the $96,000 in Net Income reported for the same period in fiscal year 2005. This translates to an EPS of $0.01 per share for the first quarter. In addition, due to currency fluctuation, Sunwin recorded other comprehensive income (unrealized foreign currency translation) of $109,525 for the quarter amounting to Total Comprehensive Income of$364,901 for the 1st quarter. For more details about our financial performance, please review our 10-QSB/A filed with the United States Securities and Exchange Commission.

The slight decrease in revenues was mainly due to a temporary shutdown in Stevia production, as we relocated our Stevia manufacturing facilities. As of September 21, 2005, we have re-opened and commenced production of Stevia.

The Company ended the first quarter of the fiscal year of 2006 with $1.98 million in cash and cash equivalents. Shareholder equity increased to $6.176 million or book value at $0.14 per share, its highest level ever.

Dongdong Lin, CEO of Sunwin, commented, "We are very pleased with the financial performance for the first quarter. The results of the first quarter demonstrate our ability to continue to achieve revenue growth in core business revenues, while controlling expenses, improving profitability and strengthening the balance sheet. The Company has made significant investments to upgrade its manufacturing facilities. The upgraded manufacturing facilities will enhance our competitive advantage, thereby contributing to substantial growth in our sales and earnings. We expect to substantially increase our sales and profit margins in all of the three divisions in the coming quarters."

About Sunwin International Neutraceuticals, Inc.
Sunwin International Neutraceuticals, Inc. ("Sunwin", OTCBB: SUWN) is engaged in the areas of essential traditional Chinese medicine, 100% organic herbal medicine, neutraceutical products, natural sweetener (Stevioside), and animal medicine prepared from 100% organic herbal ingredients. As an industry leader in agricultural processing, Sunwin has built an integrated global firm with the sourcing and production capabilities to meet the needs of consumers throughout the world. Sunwin also makes such value-added products as specialty veterinary food ingredients and specialty feed ingredients. The Sunwin family works closely with consumer to provide a quality, value, and a hybrid mix of agricultural products and services that meet growing demand. In 2002, Sunwin was recognized as one of the first 2,000 state-level companies that China authorized as the most important innovative high-tech pioneer businesses by the Chinese central government. In 2002, Sunwin was awarded as one of 2002 state-level biological product manufacturers in China. In 2003, Sunwin ranked as one of the top 50 companies of China Animal Related Health Care Product Pharmaceutical Industry. In 2003, Sunwin received award of Shandong Top-Ten Innovative, High-Tech Businesses by the Province Government of Shandong. For more info about Sunwin, please visit http://www.sunwin.biz

Safe Harbor Statement

Certain of the statements set forth in this press release constitute "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may" or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's limited financial resources, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions of equity markets. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

Contact:

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